Exhibit 99.1

Contacts:

Maura Landry (Media)	Roger Sachs, CFA (Investors/Analysts)
mlandry@shiftcomm.com	sachsr@dnb.com
617.779.1829	973.921.5914

D&B Elects Douglas Kehring to Its Board of Directors

Short Hills, NJ – August 4, 2011 - D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced that Douglas Kehring was elected to D&B’s Board of Directors on August 3, 2011.

“We are delighted to welcome Doug to our Board of Directors,” stated Sara Mathew, D&B’s Chairman and Chief Executive Officer. “His experience in strategy and business development as well as his deep expertise in the technology arena will be invaluable as we execute our strategic transformation.”

Mr. Kehring is Senior Vice President, Corporate Development & Strategic Planning, for Oracle Corporation (NASDAQ: ORCL), the world’s largest enterprise software company and a leading provider of computer hardware products and services.

About Dun & Bradstreet® (D&B)

Dun & Bradstreet (NYSE:DNB) is the world’s leading source of commercial information and insight on businesses, enabling companies to Decide with Confidence® for 170 years. D&B’s global commercial database contains more than 200 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which provides our customers with quality business information. This quality information is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions™ to mitigate credit and supplier risk, increase cash flow and drive increased profitability; D&B Sales & Marketing Solutions™ to increase revenue from new and existing customers; and D&B Internet Solutions™ to convert prospects into clients faster by enabling business professionals to research companies, executives and industries, over the web. For more information, please visit www.dnb.com.